UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant 

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MGIC INVESTMENT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

 Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

MGIC Investment Corporation

April 15, 2014

Dear Shareholder:

We are writing to ask for your support for our Say on Pay proposal at our Annual Meeting of Shareholders scheduled for April 24, 2014.

Our industry has been in a period of restructuring since the financial crisis and several of our long-standing competitors have not survived. New and well capitalized entrants have emerged unencumbered with legacy business, creating a new competitive marketplace for MGIC. Through this period, we have taken important steps to position our Company for success. In 2013 alone, we

•	raised over $1 billion to strengthen our balance sheet;
•	entered into a reinsurance agreement on very favorable terms to us to provide further balance sheet flexibility and to diversify our sources of capital;
•	settled rescission litigation with Countrywide;
•	worked diligently to grow the franchise by pursuing new clients and strengthening relationships with existing clients; and
•	walked away from business that would have helped market share and growth in the near term, but would have negatively impacted returns in the future.

These actions helped the Company increase its market share by more than 5% from the fourth quarter of 2012 to the fourth quarter of 2013. The Company also increased its New Insurance Written by 24% from 2012 to 2013. MGIC’s stock price increased from $2.66 on December 31, 2012 to $8.44 on December 31, 2013 (a 217% increase), reflecting investors’ views of the increased value and prospects of the Company in light of the actions taken in 2013.

Despite these accomplishments, two proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“GL”), have issued negative vote recommendations for the non-binding advisory vote proposal to approve named executive officer compensation, Proposal 2 on our Annual Meeting agenda. We disagree with ISS and GL’s assessments of our executive compensation program, and we want to inform you why we think their concerns are misplaced. As discussed below, we believe our executive compensation program is appropriately designed, competitive with practices in our industry and aligned with the interests of shareholders. Last year, our executive compensation was approved by more than 94% of the shares voting. For the reasons set forth below, we urge you to vote FOR our Say on Pay proposal this year.

The basis on which we have paid our annual bonuses is transparent

ISS/GL say the discretionary aspect of our annual bonus program does not allow sufficient transparency to enable shareholders to determine if pay is reasonably aligned with performance. As discussed below, our Proxy Statement discloses, in both words and charts, the principal factors that affected the determination of our CEO’s bonus. More fundamentally, however, we believe ISS/GL may be missing the forest for the trees. In our view, they unduly concentrate on whether or not there are pre-established bonus metrics rather than whether our CEO’s bonus, in light of the considerations that led to its payment, is appropriate. From our perspective, the more important question is not “Are the metrics transparent?” (although we believe they are). Rather it is, “Does the CEO’s bonus reasonably correlate to performance in a way that is appropriate and that investors can understand?” For the reasons discussed below, we believe ours does.

Although our compensation committee (the “Committee”) has discretion to determine bonuses once an initial performance goal is met, we have been transparent about the factors the Committee may consider in exercising its discretion – see p. 30 of our Proxy Statement. We also have been transparent about the specific factors that principally informed the Committee’s decision. These factors and an assessment of how we performed against each of them are described in our Proxy Statement and summarized below.

Factor	Assessment of 2013 Performance

Capital Position
As shown in the table on p. 24 of our Proxy Statement, we reduced our risk-to-capital ratio from 44.7:1 at the end of 2012 to 15.8:1 at the end of 2013. (Unless a waiver is obtained, the maximum risk-to-capital ratio allowed by many states is 25:1.)

Operational Performance
Our Loss Ratio on business written in each year after 2008 continues to be very good as shown in the table on p. 22 of our Proxy Statement. Our Expense Ratio continues to be substantially below that of all of our competitors, as shown in the table on p. 23 of our Proxy Statement.

Shareholder Value	Total Shareholder Return (“TSR”) in 2013 was 217%.

Our bonus program also allowed the Committee to take into account our performance under the following non-quantitative factors, since not all performance factors that contribute to our Company’s success are capable of quantitative measurement.

Management Retention and Succession
Through late 2013 and early 2014, we successfully transitioned our Chief Financial Officer position. Since the financial crisis began, and in a highly competitive marketplace where there have been a number of new entrants staffed with executives from competitors, we retained all of our skilled and experienced officers (other than due to retirement), despite uncertainty, lower bonuses and low stock prices depressing the value of stock-based incentive compensation.

Effective Dealings with Federal and State Regulatory Agencies
We successfully worked with state regulators and the government sponsored enterprises (“GSEs”) to continue writing business through the worst housing market since the Great Depression, despite our risk-to-capital ratio exceeding the regulatory maximum allowed by many states. Since the financial crisis began, three of our competitors failed. Also, we believe our efforts in Washington D.C. are having a positive impact on housing finance reform, such as through the inclusion of an important role for mortgage insurance in proposed legislation that would restructure the GSEs.

Our CEO’s bonus has been strongly correlated to our performance

As shown by the chart below (which is in our Proxy Statement), our CEO’s bonuses have consistently been strongly correlated with our net income and stock price performance throughout the past five years.

ISS’s negative conclusion regarding our bonus may have been colored by an important factual error recited at the outset of their qualitative review. ISS’s report states, “As the company’s financials is (sic) still in the process of recovery, the company continues to book successive years of Net Losses, CEO direct total pay (excluding pension valuations) has rebounded to pre-crisis levels at $3.957 million in FY2013 compared to FY2007 pay of $3.543 million.”

ISS is incorrect, however, because 2007 was not a pre-crisis year. By 2007, the Company was experiencing the full effects of the housing industry downturn and the Company incurred its greatest net loss in 2007. The last pre-crisis year was 2006, when the Company had substantial net income. Rather than 2013 compensation “rebounding to pre-crisis levels,” total direct compensation in 2013 was approximately 41% below the last pre-crisis year.

Long-Term Equity Awards

The performance goals used to determine annual vesting of our performance-based long-term equity awards (“LEM” awards) are:

•	MGIC’s Loss Ratio for primary new insurance written for that year;
•	Expense Ratio (expenses of insurance operations divided by net premiums written for that year), and
•	MGIC’s Market Share.

GL inaccurately asserts that the Company’s short- and long-term incentive arrangements are based on similar metrics. While there is some overlap, the Committee considered many additional factors (as discussed above) in connection with our annual bonus program.

ISS and GL also question whether the LEM component of our program rewards long-term performance. On a fundamental level, we think they are missing the key point: you cannot have true short-term success in our business without building the foundation for long-term success. The Committee adopted these specific performance goals for LEM awards because they are the building blocks of our results. That is, the Loss Ratio measures the quality of the business we write, the Expense Ratio measures how efficiently we use our resources, and Market Share measures not only our success at generating revenues but also the extent to which we are successful in leading our industry.

While performance against the goals is determined by our performance in each of the three vesting years, considered individually, that performance is measured against a performance goal established at the time the LEM award is first granted. That is, for the LEM award in 2013, the Loss Ratio performance criteria was established by the Committee at the beginning of 2013; the Loss Ratio for new business in 2013, 2014 and 2015 is evaluated against the pre-established performance goal that was set at the time the 2013 LEM award was granted.

We think this structure rewards long-term performance because the first-year performance of a book is an important indicator of how the book will perform over its entire life. As disclosed on p. 22 of our Proxy Statement, the first-year Loss Ratio for the 2008 book was 122.2%. Had the 2013 book performed this way, there would have been no vesting for the Loss Ratio component of the 2013 LEM award. The Loss Ratio of the 2008 book through the end of 2013 is 117.2%, indicating that the first-year Loss Ratio was a harbinger of the long-term poor performance that occurred. Similarly, the first-year Loss Ratio for the 2010 book was 1.2% (disclosed in the proxy statement for the 2011 Annual Meeting) and as disclosed on p. 22 of our Proxy Statement was 6.7% through the end of 2013. Again, first-year performance was a harbinger of the excellent long-term performance.

GL voiced a concern that awards granted under the long-term plan are solely determined by absolute performance measures and that they may reflect economic factors or industry-wide trends beyond the control of executives, rather than the executives’ own individual performance. However, our market share is not an absolute performance measure; it measures our market share relative to that of our competitors. Further, it does not reflect economic factors or industry-wide trends beyond the control of executives. Likewise, our expense ratio does not reflect economic factors or industry-wide trends beyond the control of executives. Also, as described above, it is much lower than that of our competitors.

Our CEO’s long-term incentives have been aligned with the interests of shareholders

Long-term equity awards are a large portion of our CEO’s pay. Hence, our CEO, along with other shareholders, suffered the economic consequences of the mortgage insurance written before 2009 through equity award forfeitures, option expirations without exercise and a lower stock price. For example, during 2011-2013, options with a grant date fair value of $6.1 million that were held by our CEO expired, unexercised, due to stock price declines.

In 2013, we performed well in terms of the operational metrics considered for vesting of our LEM awards. However, due to the rigor of the LEM performance goals, our named executive officers forfeited approximately 25% of the LEM awards made in 2011. If 2014 and 2015 performance have the same relationship to target performance as did 2013 performance, the named executive officers will also forfeit 32% of the LEM awards made in 2012 and 27% of the LEM awards made in 2013. Approximately $922,000 in LEM awards granted to our CEO and reported as compensation in the Summary Compensation Table in 2011-2013 had been lost at year-end 2013, due to expected forfeitures resulting from the performance goals associated with the LEM awards not being met.

Our CEO’s total direct compensation is low compared to that of our peer companies

As noted in our Proxy Statement, we are expanding our peer group in 2014 to include the parent companies of two new mortgage insurance companies (Essent Group Ltd. and NMI Holdings, Inc.) and a third company (Arch Capital Group Limited) who in 2014 acquired a mortgage insurance company. As shown in the appendix to this letter, our December 31, 2013 market capitalization was at the 48th percentile of our new peer group and our 2013 revenues were at the 34th percentile, yet our CEO’s total direct compensation was only at the 23rd percentile. In addition, the following table shows how our CEO’s total compensation, as reported in the Proxy Statement Summary Compensation Table (“SCT”), and two important measures of size (net premiums written and market capitalization) compare with those measures of our three direct competitors whose principal business is mortgage insurance.

	Total SCT Compensation	Net Premiums Written	12/31/13 Market Capitalization
	(multiple of MGIC Investment Corp.)
Essent Group Ltd.	4.94	0.20	0.73
NMI Holdings, Inc.	0.89	0.00	0.26
Radian Group Inc.	1.77	1.02	0.86

We respectfully request your support for our Say on Pay proposal. Thank you for your consideration and support.

If you have any questions, please contact Michael J. Zimmerman, Senior Vice President, Investor Relations, at (414) 347-6596.

Appendix

2014 MGIC Peer Group
	Total Direct Compensation(1)	2013 Revenues	12/31/13 Market Cap
	($ thousands)	($millions)	($millions)
Ambac Financial Group	1,975	1,180	1,105
Arch Capital Group Limited	10,244	3,490	7,971
Assured Guaranty	6,638	1,609	4,298
Essent Group Ltd.	19,874	131	2,081
Fidelity National Financial	6,494	8,571	8,103
First American Financial	4,799	4,956	2,981
Genworth Financial Inc.	11,821	9,403	7,676
MBIA Inc.	5,000	933	2,296
NMI Holdings, Inc.	3,534	6	739
Old Republic Int’l Corp.	1,055	5,443	4,490
Radian Group Inc.	7,003	759	2,444

Median of MGIC Peer Group	6,494	1,609	2,981

MGIC	3,948	1,039	2,851

MGIC Percentile Ranking	23%	34%	48%

(1)	2012 data for Old Republic Int’l Corp and 2013 data for all others.